Exhibit 10.2

PURCHASE AGREEMENT

THIS AGREEMENT, made and entered into on September 2022, by and between of COD Management, LLC d/b/a Orchard Trails Pharmacy located at 23133 Orchard Lake Rd. Suite 101, Farmington, MI 48336 ("Seller"), and Renown Pharmaceuticals, LLC a Delaware company with a notice address of P.O. Box 460573, Fort Lauderdale, FL 33346. ("Buyer”).

W I T N E S S E T H:

WHEREAS, Seller desires to sell and Buyer desires to purchase certain merchandise, inventory, files, fixtures and equipment; and

NOW, THEREFORE, in consideration of the promises and subject to the conditions in this Agreement, Buyer and Seller agree as follows:

1.              Purchase of Assets. Seller will sell and Buyer will purchase the following assets currently utilized in the operation of the Pharmacy ("Assets"):

a.             Seller's salable and usable merchandise (90 Days Dating) inventory at the Pharmacy, as selected by Buyer, in Buyer's discretion, on or before the Closing Date (the "Inventory"). The inventory purchased will be all legend pharmaceuticals, all non-legend pharmaceuticals, all health care supplies and equipment, and all sundry, card, and gift items. The Inventory will be valued at the original, actual cost to Seller. Cost for any particular item of Inventory will be demonstrated by Seller to Buyer in a manner reasonably satisfactory to Buyer, when so requested.

b.              Non-leased furniture, fixtures, equipment, computers, transferable software, telephone numbers, and other items of a similar nature including fixtures and equipment at the Pharmacy as of [enter date], [enter year] and listed on Exhibit A attached to this Agreement. The value of the Fixtures and Equipment is ten thousand dollars ($10,000).

c.              All prescription lists, patient profiles, customer lists, prescription files, and other records relating to the Pharmacy (the "Files"), and goodwill as of the Closing Date, including such information maintained in computer memory, on disks or by other electronic means. The value of the Files and goodwill is two hundred and fifty-five thousand dollars ($255,000).

d.             A covenant not to compete which will be binding upon Seller, and its officers, directors and shareholders (if any) (the "Non-Compete"). The value of the Non-Compete is ten thousand dollars ($10,000).

2.             Purchase Price. The purchase price for the Assets (the "Purchase Price") will be the sum of the Cost of the Inventory, and the agreed values of the Fixtures and Equipment, Files, Non-Compete. Buyer and Seller shall cooperate in the preparation of Internal Revenue Service Form 8594, entitled Asset Acquisition Statement under Section 1060, or any other similar form required to be filed by Buyers or Sellers under the Internal Revenue Code of 1986, as amended.

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3.              Payment of Purchase Price. Buyer will pay the Purchase Price in the following manner:

a.	Purchase Price will be paid in full at the Closing.

If any creditor of Seller has a security interest, lien or other right in, or with respect to any of the Assets (a "Lien"), other than a mortgage or deed of trust on the premises occupied by the Pharmacy, Buyer will have the right (but not the obligation) to either: (a) deduct from the Purchase Price the amount necessary to release the Lien and pay such amount directly to the appropriate party for a release; or (b) terminate this Agreement if the amount necessary to release such Lien exceeds ten percent (10%) of the Purchase Price.

4.              Inventory Audit. The total Cost of the Inventory will be determined by a third party (the "Inventory Service") on the evening prior to the Closing Date, according to the terms set out in paragraph a of Section 1 of this Agreement. The Inventory Service will be approved by Seller and Buyer, and the cost of this service will be divided equally between Seller and Buyer. Buyer will be permitted to perform its own physical audit of the Inventory before the Closing.

5.             Unsold Merchandise. All merchandise, inventory, fixtures, equipment and other items of property located at the Pharmacy which are not being sold to Buyer will remain the property of the Seller.

6.             NonAssumption of Liabilities. Buyer is neither purchasing nor assuming any of the debts, obligations or liabilities of Seller (including, but not limited to, any debts, obligations or liabilities relating to the pharmacy business).

7.             Closing Date. The purchase and sale of the Assets will be closed on or before October 14, 2022, (the "Closing Date") at the Pharmacy or at such other time and place as the parties may agree in writing. Except as otherwise provided in this Agreement, at the closing all instruments, documents and papers required to close the purchase will be executed by Buyer and Seller, the balance of the Purchase Price will be paid to Seller and possession of the Assets will be delivered to the Buyer.

8.             Representations and Warranties of Seller. Seller makes the following representations and warranties, which have been relied upon by Buyer in entering into this Agreement:

a.              No Violation of Law or Breach of Agreement. The execution of this Agreement, the sale of the Assets and the performance of Seller's obligations in this Agreement will not violate any federal, state or local law, or conflict with, or result in a breach of, any of the terms, provisions or conditions of, or constitute a default under, any agreement or other instrument to which Seller is a party or by which Seller or any of the Assets may be affected.

b.              Ownership and Right to Convey. Seller owns, and has good and marketable title to the Assets, and can sell, assign and transfer the Assets free and clear of any liens, encumbrances, charges or claims of third parties. Furthermore, when the purchase of the Assets is closed, Buyer will own the Assets free and clear of any such liens, encumbrances, charges or claims of third parties. All legal actions necessary to effect the sale by Seller to Buyer of the Assets pursuant to this Agreement have been (or will be prior to the Closing Date) taken by Seller. Except as a result of sales in the ordinary course of business prior to the Closing Date, Seller will not remove any Assets from the Pharmacy without the written consent of Buyer.

c.             Occupation of Pharmacy. Seller's business at the Pharmacy does not violate any zoning, building, fire or other statutes, ordinances, rules, regulations, leases or encumbrances relating to the Pharmacy or the Assets, and no notices of any violation or claimed violation of such statutes, ordinances, rules, regulations, leases or encumbrances have been received by Seller.

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d.             Litigation. No judgments, liens, actions, arbitrations, decrees, investigations or proceedings are pending or threatened before any court or before any federal, state, municipal or other governmental body, commission or agency against Seller which have not been fully disclosed in writing to Buyer and attached as an exhibit to this Agreement.

e.              Labor.

i.              Seller has not entered into any contracts or commitments with its present or former employees at the Pharmacy that are not cancelable by Seller on notice of not more than thirty (30) days without liability, penalty or premium;

ii.             Seller has no collective bargaining or employment agreements, nor any agreements that contain any severance or termination pay liabilities or obligations with employees at the Pharmacy;

iii.            Seller has no bonus, deferred compensation, profit sharing or retirement benefit or allowance due or to come due to any employee or former employee at the Pharmacy;

iv.            All liability for bonuses, deferred compensation or retirement benefits, if any, accrued prior to the respective time of closing, will remain the liability of the Seller; and,

v.              Seller knows of no group, organization or union which has tried to organize any employee(s) of Seller within the last three (3) years.

f.              Conditions of Assets. The Fixtures and Equipment to be sold under this Agreement are and will on the Closing Date be, in the same quantity, condition and repair as on the date of this Agreement.

g.             Taxes. Seller has timely, filed with the appropriate governmental agencies, all tax returns and tax reports due and required to be filed by Seller, including all federal, state and city profits, income, sales, use, occupation, property, excise, social security, withholding, unemployment insurance, licenses and other taxes and has paid or has provided for the payment of all such taxes through the Closing Date. Seller has no notice or knowledge of any pending examinations pertaining to or claims for, taxes or assessments asserted against Seller by any taking authority in respect of any period prior to the Closing Date. Seller agrees to pay all sales and transfer taxes of any nature whatsoever due or becoming due as a result of the sale of the Assets under this Agreement.

h.             Insurance. Seller has complied, and between now and the Closing Date will continue to comply, with all fire, casualty and other safety standards common to the business carried on by Seller at the Pharmacy or imposed by any federal, state or local authority. Seller has maintained, and will continue to maintain through the Closing Date, property and casualty insurance on the Assets and the Pharmacy business, including extended coverage endorsements, in an amount equal to the full replacement value of the Assets and the Pharmacy business, without co-insurance other than a typical deductible for the type of Pharmacy business operated by the Seller.

i.              Disclosure. No representations or warranties in this Agreement, nor any information, schedule or exhibit furnished, or to be furnished to Buyer, nor any document delivered to Buyer will contain any untrue statement of a material fact or will omit a material fact necessary to make the statements contained therein not misleading.

j.              Good Standing. If the Seller is a corporation, it is existing and in good standing under the laws of the State of Michigan.

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k.             Regulatory and Third Party Payers.

i.	With the exception of BCBS of Michigan, all PBMs available from the pharmacy’s PSAO are under contract with the pharmacy, as well as Michigan Medicaid and Change Healthcare.
ii.	There are no pending audits.
iii.	There are no, and have not been, any adverse letters or investigations from any PBM, Medicare, Medicaid or OIG.
iv.	There has not been any adverse communication from any payer regarding billing, ordering, dispensing, or company policy and procedures.
v.	There has been no negative inspection reports with the Michigan Board of Pharmacy.
vi.	There has not been, or currently undergoing, a DEA inspection, and there has been no inquires from DEA regarding the operation of the pharmacy.

9.             Representations and Warranties of Buyer. The Buyer represents and warrants, to its best knowledge, that the execution of this Agreement, the purchase of the Assets and the performance of Buyer's obligations in this Agreement will not violate any federal, state or local law, or conflict with, or result in a breach of, any of the terms, provisions or conditions of, or constitute a default under, any agreement or other instrument to which Buyer is a party or by which Buyer or any of the Assets may be affected.

10.           Actions Pending Closing. From the date of this Agreement until and through the Closing Date, and any extensions or postponements of the Closing Date:

a.              Full Access. Seller will permit Buyer's employees and other authorized representatives access to the Pharmacy, so Buyer may have the opportunity to investigate and inspect. Seller will make available to Buyer copies of all financial statements, books, records, tax returns or other documents or instruments affecting the operation of the Pharmacy.

b.             Carry On Business In Regular Course. Seller will continue to operate the pharmacy in its normal and customary manner to preserve the business of the pharmacy and will not close the pharmacy on any day or at any time when the pharmacy is not normally closed or make any changes in the policies or methods of operations without buyer's prior written consent. Seller will keep and maintain all of the assets of the pharmacy in good order and repair, ordinary wear and tear through reasonable and careful use excepted. There will be no transfers of any assets in or out of the pharmacy after the date of this agreement outside the course of regular business, without buyer's prior written consent.

11.           Covenant Not to Compete. Seller, and the officers, directors and shareholders, or those associated with Seller in the Pharmacy business, if any (collectively the "Owners"), will not directly or indirectly engage in or become interested in a pharmacy business or any business or activity incidental to the pharmacy business (including the providing of pharmacy services to skilled and nonskilled nursing facilities) or become the agent or employee of any competitor of Buyer, or in any other way compete with Buyer, (or Buyer's assignee, should the assets transferred hereunder to resold by Buyer), within an area encompassing a radius of ten (10) miles from the location of the Pharmacy for a period of three (3) years from the Closing Date. In addition, Owners will not, directly or indirectly, attempt to divert, take away, or solicit any customers of the Pharmacy, including those with which Owners had contact prior to the Closing Date, for a period of three (3) years from the Closing Date; and, Owners represent and warrant that they have not done so at any time since January 1, 2022. Owners acknowledge that any remedy at law for breach of this covenant would be inadequate and that Buyer will be entitled to injunctive relief to enforce this Section 12, in addition to any other legal remedies available to Buyer for such breach of this Section 12. Owners acknowledge that the area covered by the covenant not to compete, and the nature and duration of the restrictions in this Section 12, are reasonable and necessary for the proper protection of Buyer. If any part of this Section 12 is invalidated, the remainder of this Section 12 will nevertheless continue to be valid and enforceable. If anyone successfully contests the validity or enforceability of this Section 12 in its present form predicated upon the duration or area of coverage, this provision will not be deemed invalid or unenforceable, but will instead be deemed modified, so as to be valid and enforceable, to provide coverage for the maximum duration that any Court of competent jurisdiction will deem reasonable, necessary and equitable.

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12.           Delivery of Prescription Lists and Other Items. Seller will deliver to Buyer, on or prior to the Closing Date, all prescription lists, patient profiles, customer lists, prescription files, and other records relating to the Pharmacy, including those maintained by computer memory or other electronic means, and will not retain any copies. All such information contained in computer memory or data recording systems connected with computers will be retained in such form so that Buyer will have full access.

13.           Conditions Precedent to Buyer's Obligation to Close. The obligation of the Buyer to close the purchase of the Assets is subject to the following conditions which, unless waived by Buyer, must be satisfied on or prior to the Closing Date:

a.              Representations and Warranties. The representations and warranties made by Seller in this Agreement will be true, complete and accurate in all material respects on and as of the Closing Date with the same effect as though such representations, warranties and covenants had been made or given on and as of the Closing. Seller will deliver a certificate to Buyer at closing re- affirming the warranties and representations.

b.              No Material Change. The business, assets and properties of Seller at the Pharmacy will not have been materially adversely affected as a result of fire, explosion, earthquake, disaster, accident, casualty, labor dispute or other disruption which cannot be resolved without material adverse effect, change in the business organization, any action by the United States or of any other governmental authority; or by flood, drought, embargo, riot, civil disturbance, uprising, activity of armed forces or act of God or public enemy. Seller will deliver a certificate to Buyer to that effect. If Buyer waives its right to terminate the Agreement under this paragraph b, all insurance proceeds payable to Seller as a result of such event will be assigned to and paid over to Buyer at closing or when the proceeds are received, whichever is later, and Seller will cooperate with Buyer to obtain such proceeds.

c.              Compliance with Agreement. Seller will have performed and complied in all material respects with all obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

d.              Proceedings and Instruments Satisfactory. All documents required by Buyer under this Agreement will have been delivered to Buyer.

e.              Assignment. Buyer may assign this Agreement to any other person or entity without Seller's consent. Any assignment by Buyer will relieve Buyer of any liability for the performance of Buyer's obligations under this Agreement. Seller's obligations and benefits hereunder are not assignable without Buyer's prior written consent.

f.              Property Lease Agreement. This purchase agreement is contingent upon the successful execution of a lease, or assignment of current lease, upon approval of Buyer, which approval shall not be unreasonably withheld, at the current location of the Pharmacy. The terms of the lease must be approved by the Buyer, in writing, on or before October 13, 2022.

g.              Taxes. Seller will have paid all taxes due any governmental authority arising from this transaction.

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14.           Indemnity and Hold Harmless Agreement. The representations, warranties and agreements made by Seller in this Agreement will survive the closing, regardless of any inquiry that may have been made by Buyer or Seller. Seller will indemnify and hold Buyer harmless from any liability or expenses resulting from a breach of this Agreement by Seller or the inaccuracy or breach of any representation, warranty or agreement contained in this Agreement or in any certificate, document, list, schedule, exhibit or instrument delivered to Buyer by or on behalf of Seller under this Agreement, including reasonable attorney's fees incurred by Buyer to defend or prosecute any action or proceeding resulting from any breach or inaccuracy. This agreement to indemnify and hold the Buyer harmless will include any liabilities, claims, costs, demands or losses of any nature incurred by Buyer.

15.           Risk of Loss. Seller retains all risk of loss due to fire or other casualty from the date of this Agreement through the closing of the sale of the Assets. If a fire or other casualty occurs prior to the closing, Seller shall immediately notify Buyer and provide a complete description of the damage caused to the Pharmacy. Buyer will send written notice to the Seller, within thirty (30) days after the receipt of Seller's notice of the fire or other casualty, and may elect either: (i) to close the purchase, with the Purchase Price reduced by the amount by which the value of the Inventory, and Fixtures and Equipment is reduced by the fire or other casualty, as determined by an adjuster or appraiser selected by Buyer; or, (ii) if such loss exceeds $1,000.00 in value, to terminate this Agreement and Buyer and Seller will have no further liability under this Agreement. If the Closing Date will occur in less than thirty (30) days from the date of Seller's notice to Buyer, in addition to the other rights granted to Buyer in this Section 17, Buyer may postpone the Closing Date by not more than thirty (30) days to permit adequate time to make its election.

16.           General Provisions.

a.              Entire Agreement. This Agreement is the entire agreement between Buyer and Seller, and no agreements, representations or warranties have been made other than those in this Agreement, except as appear on the Exhibits attached to this Agreement. This Agreement may not be modified except by a writing executed by Buyer and Seller.

b.              Successors and Assigns. This Agreement is binding upon and inures to the benefit of, and may be enforced by Seller and Buyer and their respective successors and assigns.

c.             Joint and Several Obligations of Seller. If this Agreement is signed by more than one person on behalf of Seller, including any director, officer or shareholder of Seller, the obligations of all persons or entities signing this Agreement on behalf of Seller shall be joint and several. If this Agreement is breached by Seller, Buyer may proceed separately against the Seller and each of the persons who have executed this Agreement on behalf of Seller. A release or covenant not to sue any of such persons or entities shall not relieve any other person or entity of liability under this Agreement.

d.             Notices. All notices, requests, demands and other communications hereunder will be deemed to have been duly given if delivered by hand, mail (certified or registered with postage prepaid, return receipt requested) or overnight courier as follows:

a.	If to the Buyer: Renown Pharmaceuticals, LLC
P.O Box 460573,
Fort Lauderdale, FL 33346

b.	If to the Seller:

e.             Severability. If any one or more of the provisions in this Agreement or any application of the provisions of this Agreement is declared invalid or illegal or unenforceable by any court of competent jurisdiction, the validity, legality or enforceability of the remaining provisions of this Agreement will not be impaired by such declaration, and this Agreement will be construed as if such invalid, illegal or unenforceable provision was not contained in this Agreement.

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17.           Seller's Assistance After Closing. Seller will assist Buyer in carrying out an orderly transition of the business of the Pharmacy to Buyer from and after the Closing Date. Such assistance may include, but not be limited to, securing the employment of such of Seller's employees as Buyer desires; making application to third party payment programs to transfer accounts to Buyer; and, transferring utility, telephone and other service accounts to Buyer. Seller agrees to provide Buyer with Power of Attorney, as attached in Exhibit B, for use of State pharmacy License, DEA registration, NCPDP and NPI numbers, Medicaid/Medicare provider accounts and third party contracts in order to carry out an orderly transition of business and transition of patient care.

18.           Transfers on Closing Date. On the Closing Date, Seller will deliver to Buyer:

a.             A bill of sale and all other instruments or assignments necessary to transfer title to the Assets, free and clear of all liens, security interests and encumbrances, containing, where required, joint and several warranties. The bill of sale will otherwise be in form satisfactory to Buyer and Buyer's counsel.

b.              All other agreements, instruments and documents as may be reasonably required by Buyer to close the purchase and sale of the Assets referred to in this Agreement.

EXECUTED AND AGREED TO ON THE DAY AND YEAR FIRST ABOVE WRITTEN.

SELLER:	BUYER:

By: /s/ Zaher Beydoun	/s/ Stavros Triant
Name/Title: Zaher Beydoun	Name/Title: Stavros Triant
Date: 9/22/2022	Date: 9/23/2022

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EXHIBIT A

To the Purchase Agreement between:

COD Management, LLC d/b/a Orchard Trails Pharmacy ("Seller") and and Renown Pharmaceuticals, LLC ("Buyer")

LIST OF FIXTURES, EQUIPMENT & SUPPLIES

CHECK IF

APPLICABLE

—	EXTERIOR SIGN ON ALL SIDES OF BUILDING
—	LIGHTED POLE SIGN OUT FRONT OF BUILDING
—	LETTERS ON FRONT OF BUILDING
—	DESKS, TABLES, RECOMM SIGN, ETC.
—	ALL FILE CABINETS AND FURNITURE
—	RECEPTION AREA CHAIRS ( )
—	CHAIRS OTHER ( )
—	VACUUM CLEANER _________________________
—	CASH REGISTER _________________________
—	TYPEWRITERS AND ALL COMPUTER EQUIPMENT AND SUPPLIES
—	DRUG BAYS
—	ALL PHARMACY FIXTURES AND SUPPLIES
—	REFRIGERATOR
—	SINK AND CABINETS
—	OTC BAYS
—	PHARMACY BALANCE AND WEIGHTS AND RELATED SUPPLIES
—	CARPET, DROP CEILING, LIGHT FIXTURES, FIREWALL AND DOOR PANELING, ETC.
—	BOOKS AND EQUIPMENT REQUIRED BY BOARD OF PHARMACY
—	PRESCRIPTION FILES AND RECORDS
—	SIDEWALK, GARDEN ITEMS, AND MISCELLANEOUS TOOLS
—	ALL OTHER FIXTURES, EQUIPMENT, AND SUPPLIES ON PREMISES
______________________________________________________________________
______________________________________________________________________
______________________________________________________________________

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